NEUBERGER BERMAN ALTERNATIVE FUNDS

CLASS C
PLAN PURSUANT TO RULE 12b-1

SCHEDULE A

Class C of the following series of Neuberger Berman Alternative Funds is subject to this Plan Pursuant to 12b-1, at the fee rates specified:

Series	Distribution Fee (as a Percentage of Average Daily Net Assets of Class C)
Neuberger Berman Absolute Return Multi-Manager Fund	0.75%
Neuberger Berman Dynamic Real Return Fund	0.75%
Neuberger Berman Flexible Select Fund	0.75%
Neuberger Berman Global Allocation Fund	0.75%
Neuberger Berman Global Long Short Fund	0.75%
Neuberger Berman Long Short Multi-Manager Fund	0.75%
Neuberger Berman Long Short Fund	0.75%
Neuberger Berman Risk Balanced Commodity Strategy Fund	0.75%

Series	Service Fee (as a Percentage of Average Daily Net Assets of Class C)
Neuberger Berman Absolute Return Multi-Manager Fund	0.25%
Neuberger Berman Dynamic Real Return Fund	0.25%
Neuberger Berman Flexible Select Fund	0.25%
Neuberger Berman Global Allocation Fund	0.25%
Neuberger Berman Global Long Short Fund	0.25%
Neuberger Berman Long Short Multi-Manager Fund	0.25%
Neuberger Berman Long Short Fund	0.25%
Neuberger Berman Risk Balanced Commodity Strategy Fund	0.25%

Dated:  April 26, 2014